Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Highlands Bankshares, Inc. registration statement on Form S-3D (Registration No. 333-83618) of our report dated February 1, 2005 on our audits of the consolidated financial statements of Highlands Bankshares, Inc. as of December 31, 2004, 2003 and 2002, and for the periods then ended.  Such report is included in the Highlands Bankshares, Inc. 2004 Annual Report to Stockholders, which is filed as exhibit 13 to Form 10-K for the year ended December 31, 2004.

Brown, Edwards & Company, L.L.P.

Bristol, Virginia

March 29, 2005